                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                       CORRECTIONS CORPORATION OF AMERICA
                                (Name of Issuer)

                         Common Stock, $1.00 Par Value
                         (Title of Class of Securities)

                                   220256101
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement.
/ / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                       13G
   CUSIP NO.  220256101                                                Page  2  of  5  Pages
             -----------                                                    ---    ---
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas W. Beasley      (###-##-####)
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)  /  /


                                                                          (b)  /  /
   3       SEC USE ONLY



   4       CITIZENSHIP OR PLACE OF ORGANIZATION


             Tennessee

                           5       SOLE VOTING POWER

     NUMBER OF
                                   1,499,664
       SHARES              6       SHARED VOTING POWER

    BENEFICIALLY
                                      -0-
      OWNED BY
                           7       SOLE DISPOSITIVE POWER
   EACH REPORTING

       PERSON                      1,499,664

        WITH               8       SHARED DISPOSITIVE POWER


                                      -0-

   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           1,499,664
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            4.65%
   12      TYPE OF REPORTING PERSON*


             IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER:

                 Corrections Corporation of America
                 --------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 102 Woodmont Boulevard, Suite 800
                 --------------------------------------------------------
                 Nashville, TN  37205
                 --------------------------------------------------------

ITEM 2(A).  NAME OF PERSON FILING:

                 Thomas W. Beasley
                 --------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE,
            RESIDENCE:

                 102 Woodmont Boulevard, Suite 800
                 --------------------------------------------------------
                 Nashville, TN  37205
                 --------------------------------------------------------

ITEM 2(C).  CITIZENSHIP:

                 Tennessee
                 --------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                 Common Stock, $1.00 par value
                 --------------------------------------------------------

ITEM 2(E).  CUSIP NUMBER:

                 220256101
                 --------------------------------------------------------

ITEM 3:  IF THIS STATEMENT IS FILED PURSUANT TO RULES
         13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                 Not Applicable

ITEM 4:  OWNERSHIP.

         (a)     Amount Beneficially Owned:

                         1,499,664
                 --------------------------------------------------------

         (b)     Percent of Class:

                         4.65%
                 --------------------------------------------------------

         (c)     Number of shares as to which such person has:

                 (i)      sole power to vote or to direct the vote

                             1,499,664
                          ---------------------------------------------------





                             (Page 3 of 5 Pages)
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                 (ii)     shared power to vote or to direct the vote

                           -0-
                          ----------------------------------------------------

                 (iii) sole power to dispose or to direct the disposition of 1,499,664
                            -------------------------------------------------

                 (iv)     shared power to dispose of or direct the
                          disposition of   -0-
                                         -------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                        Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                                        Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                                        Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                                        Not Applicable
ITEM 10.         CERTIFICATION.

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.





                             (Page 4 of 5 Pages)
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                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                             February 9, 1996
         ------------------------------------------------------------
                                    (Date)


                             /s/ Thomas W. Beasley
         -------------------------------------------------------------
                                 (Signature)


                            Thomas W. Beasley, Director
         -------------------------------------------------------------
                                 (Name/Title)





                              (Page 5 of 5 Pages)